EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2022 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, November 8, 2022: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter ended September 30, 2022. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Third Quarter 2022 Activity:
•Portfolio Activity:
◦Property Acquisitions: Acquired four new farms, consisting of 1,317 gross acres in two different states (Washington and Oregon), and a 40-acre parcel in Arizona adjacent to an existing farm for a total of approximately $37.4 million. On a weighted-average basis, these acquisitions will yield an initial, minimum net capitalization rate of 6.2%; however, the leases on these farms contain certain provisions (e.g., annual rent escalations, CPI adjustments, or participation rents) that are expected to drive cash rents higher in future years.
◦Lease Activity: Executed six new or amended leases (including one early termination and immediate re-leasing of the respective property) on certain of our farms in three different states (AZ, CA, and FL) that are expected to result in an aggregate increase in annual net operating income of approximately $281,000, or 9.8%, over that of the prior leases.
•Debt Activity—Loan Repayments: Repaid approximately $16.9 million of maturing loans. On a weighted-average basis, these borrowings bore interest at an effective interest rate (after interest patronage) of 2.89%.
•Equity Activity:
◦Series C Preferred Stock:
▪Amended certain terms of the offering of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) to (i) reduce the size of the offering from a maximum of 26.0 million shares (up to $650 million) to a maximum of 10.4 million shares (up to $260 million), and (ii) shorten the duration of the offering so that the offering will terminate no later than December 31, 2022.
▪Sold 2,470,908 shares of our Series C Preferred Stock for net proceeds of approximately $56.2 million.
◦Common Stock—ATM Program: Sold 183,937 shares of our common stock for net proceeds of approximately $4.6 million under our “at-the-market” program (the “ATM Program”).
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders, if any) by a total of 0.44% and paid monthly cash distributions totaling $0.1368 per share of common stock during the quarter ended September 30, 2022.
Third Quarter 2022 Results:
Net income for the quarter was approximately $1.8 million, compared to approximately $0.6 million in the prior quarter. Net loss to common stockholders during the quarter was approximately $3.6 million, or $0.10 per share, compared to approximately $3.9 million, or $0.11 per share, in the prior quarter. AFFO was approximately $7.2 million for the current quarter, an increase of approximately $2.7 million, or 60.3%, from the prior quarter, while AFFO per common share increased to approximately $0.21 for the current quarter, compared to approximately $0.13 for the prior quarter. Common stock dividends declared also increased to approximately $0.137 for the current quarter, compared to approximately $0.136 for the prior quarter. The increase in AFFO was primarily driven by higher lease revenues recorded during the current quarter, partially offset by increases in dividends paid to preferred shareholders and certain related-party fees.
Total cash lease revenues increased by approximately $3.9 million, or 19.7%, primarily driven by participation rents recorded during the current quarter of approximately $3.0 million, versus approximately $20,000 in the prior quarter. Fixed base cash rents increased quarter-over-quarter by approximately $877,000, or 4.5%, primarily due to additional rental receipts attributable to recent acquisitions and additional rents earned on capital improvements completed on certain of our farms. Aggregate related-party fees increased by approximately $629,000 from the prior quarter, primarily driven by an incentive fee earned by our investment advisor in the current quarter (due to our pre-incentive fee FFO surpassing the required hurdle rate), versus no fee earned during the prior quarter, and an increase in the administration fee paid to our Administrator due to hiring additional personnel and using a higher overall share of our Administrator's resources in relation to those used by other funds and affiliated companies serviced by our Administrator. Excluding related-party fees, our recurring core operating expenses decreased by approximately $95,000 from the prior quarter, primarily due to lower general and administrative expenses as a result of additional costs incurred related to the annual shareholders' meeting in the prior quarter. The increase in AFFO was also attributable to approximately $113,000 of interest patronage received during the current quarter, as certain Farm Credit associations paid a portion of the 2022 interest patronage (which relates to interest accrued during 2022 and is typically received in the first half of the following calendar year) early. Additionally, cash dividends declared on our Series C Preferred Stock increased due to additional stock issuances during and since the prior quarter.
Cash flows from operations for the current quarter decreased by approximately $8.1 million from the prior quarter, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases and an increase in the amount of cash payments made for interest. Our estimated NAV per share increased by $0.96 from the prior quarter to $16.56 at September 30, 2022, primarily due to a decrease in the net fair value of our fixed, long-term borrowings as a result of increases in market interest rates and valuation increases in certain of our farms that were re-appraised during the current quarter, partially offset by ongoing capital improvements made on certain of our farms, which will not be reflected in the properties' fair values until the respective projects are complete.
Subsequent to September 30, 2022:
•Equity Activity—Series C Preferred Stock: Sold 814,119 shares of our Series C Preferred Stock for net proceeds of approximately $18.5 million.
•Increased Distributions:  Increased our distribution run rate by 0.44%, declaring monthly cash distributions of $0.0458 per share of common stock (including OP Units held by non-controlling OP Unitholders, if any) for each of October, November, and December 2022.  This marks our 28th distribution increase over the past 31 quarters, during which time we have increased the distribution run rate by 52.7%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Despite concerns around the current economic environment, we had a very strong quarter from an operational standpoint. We got off to a good start with participation rents for the quarter, which allowed us to increase our top-line revenues while keeping our property-operating expenses relatively flat when compared to the second quarter. While we have completed over $62 million of new farm acquisitions this year, acquisition activity has been slower for us this year, and we expect it to remain slow for the rest of 2022 and likely into 2023. We are still in the market should attractive opportunities arise, but we continue to act conservatively with our capital and be more selective with acquisitions in light of increased interest rates and overall uncertainty within the economy. We were extremely fortunate to have made it through Hurricane Ian with only minor damage to a few buildings and structures, all of which is covered by insurance, and we continue to keep those in mind who were negatively impacted by the hurricane. We continue to monitor the ongoing drought situation in the West, and at this time, all of the permanent plantings we own are on farms that have sufficient water. However, as are many other growers in California, we are working with our tenants to take proactive measures to try to secure as much water availability as we can to ensure our farms have enough water should California experience another dry winter. To date, we have not had any water deficiencies prevent any of our tenants from making their obligated rent payments. With over 99% of our borrowings fixed for the next five-plus years, we believe we are well-protected against further interest rate increases. And while inflation continues to hover near the highest rates seen in over 40 years, the overall food segment, and more particularly, the food at home segment, are both increasing at even higher rates. We expect demand for food and crop pricing to continue to stay strong, and we believe our current portfolio is poised to benefit from continued high inflation.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2022	6/30/2022	($ / #)	(%)
Operating Data:
Total operating revenues	$24,209	$20,293	$3,916	19.3%
Total operating expenses	(14,566)	(12,160)	(2,406)	19.8%
Other expenses, net	(7,837)	(7,520)	(317)	4.2%
Net income	$1,806	$613	$1,193	194.6%
Less: Aggregate dividends declared on and charges related to Series B and Series C Preferred Stock(1)	(5,398)	(4,489)	(909)	20.2%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(3,592)	(3,876)	284	(7.3)%
Plus: Real estate and intangible depreciation and amortization	9,146	8,392	754	9.0%
Plus: Losses on dispositions of real estate assets, net	819	305	514	168.5%
Adjustments for unconsolidated entities(2)	14	(2)	16	(800.0)%
FFO available to common stockholders and non-controlling OP Unitholders	6,387	4,819	1,568	32.5%
Plus (Less): Acquisition- and disposition-related expenses (credits), net	150	(88)	238	(270.5)%
Plus: Other nonrecurring charges, net(3)	851	—	851	100.0%
CFFO available to common stockholders and non-controlling OP Unitholders	7,388	4,731	2,657	56.2%
Net adjustment for normalized cash rents(4)	(759)	(731)	(28)	3.8%
Plus: Amortization of debt issuance costs	269	277	(8)	(2.9)%
Plus: Other non-cash charges, net(5)	264	192	72	37.5%
AFFO available to common stockholders and non-controlling OP Unitholders	$7,162	$4,469	$2,693	60.3%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	34,607,440	34,520,068	87,372	0.3%
Weighted-average common non-controlling OP Units outstanding	—	45,006	(45,006)	(100.0)%
Weighted-average total common shares outstanding	34,607,440	34,565,074	42,366	0.1%

Diluted net loss per weighted-average total common share	$(0.104)	$(0.112)	$0.008	(7.4)%
Diluted FFO per weighted-average total common share	$0.185	$0.139	$0.046	32.4%
Diluted CFFO per weighted-average total common share	$0.213	$0.137	$0.076	56.0%
Diluted AFFO per weighted-average total common share	$0.207	$0.129	$0.078	60.1%
Cash distributions declared per total common share	$0.137	$0.136	$0.001	0.4%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,370,916	$1,339,394	$31,522	2.4%
Total assets	$1,437,812	$1,410,321	$27,491	1.9%
Total indebtedness(7)	$703,720	$726,055	$(22,335)	(3.1)%
Total equity	$707,226	$651,932	$55,294	8.5%
Total common shares outstanding (fully diluted)	34,704,005	34,520,068	183,937	0.5%

Other Data:
Cash flows from operations	$3,718	$11,802	$(8,084)	(68.5)%
Farms owned	169	165	4	2.4%
Acres owned	115,288	113,931	1,357	1.2%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,556,028	$1,501,880	$54,148	3.6%
NAV per common share	$16.56	$15.60	$0.96	6.2%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of costs (including the pro-rata write-off of unamortized deferred offering costs) related to the offering of our Series C Stock that were expensed due to an amendment of the offering that reduced the amount of shares of Series C Preferred Stock to be offered.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities during the respective periods.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, November 9, 2022, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through November 16, 2022.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13732344.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of over 115,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.6 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 117 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 28 times over the prior 31 quarters, and the current per-share distribution on its common stock is $0.0458 per month, or $0.5496 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$707,226
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,370,916)
Plus: estimated fair value of real estate holdings(2)	1,556,028
Net fair value adjustment for real estate holdings		185,112
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	703,620
Less: fair value of aggregate long-term indebtedness(3)(4)	(640,765)
Net fair value adjustment for long-term indebtedness		62,855
Estimated NAV		955,193
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(380,452)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$574,741
Total common shares and non-controlling OP Units outstanding		34,704,005
Estimated NAV per common share and non-controlling OP Unit		$16.56
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of September 30, 2022.
(5)The Series B Preferred Stock was valued based on its closing stock price as of September 30, 2022, while the Series C Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 22, 2022, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893